Exhibit 99(e)



                       FORM 11-K


                     UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549


(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF
     THE SECURITIES EXCHANGE ACT OF 1934


For the year ended       December 31, 2001
                   -----------------------------------

                          OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d)
     OF THE SECURITIES EXCHANGE ACT OF 1934


For the transition period from            to
                               ----------    ---------

Commission file number       1-7910
                       -------------------------------





 	   TOSCO CORPORATION STORE SAVINGS PLAN
     	         (Full title of the Plan)





              PHILLIPS PETROLEUM COMPANY
            (Name of issuer of securities)





        Bartlesville, Oklahoma                  74004
(Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements
    --------------------

Financial statements of the Tosco Corporation Store Savings Plan, filed as a part of this annual report, are listed in the accompanying index.

(b) Exhibits
    --------

Exhibit 1  Consent of Ernst & Young LLP.

Exhibit 2  Consent of PricewaterhouseCoopers LLP.



                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Tosco Corporation Store Savings Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        TOSCO CORPORATION
                                        STORE SAVINGS PLAN



                                     /s/ Rand C. Berney
                                   ----------------------------
                                         Rand C. Berney
                                             Member
                                       Tosco Corporation
                                   Store Savings Plan Committee


June 19, 2002

-----------------------------------------------------------------
Index To Financial Statements                   Tosco Corporation
And Schedule                                   Store Savings Plan


                                                             Page

Report of Ernst & Young LLP ..................................  3

Report of PricewaterhouseCoopers LLP .........................  4

Financial Statements

  Statement of Net Assets Available for Benefits
    at December 31, 2001 and 2000 ............................  5

  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 2001 .....................  6

  Notes to Financial Statements ..............................  7


Supplemental Schedule

  Schedule of Assets (Held at End of Year)
    as of December 31, 2001, Schedule H, Line 4i ............. 12

---------------------------------------------------------------------
Report Of Independent Auditors


The Store Savings Plan Committee
Tosco Corporation Store Savings Plan

We have audited the accompanying statement of net assets available for benefits of the Tosco Corporation Store Savings Plan (Plan) as of December 31, 2001, and the related statement of changes in net assets for the year then ended. These financial statements are the responsibility of the Store Savings Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

Our audit was performed for the purpose of forming an opinion on the 2001 financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2001 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Committee. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                             /s/ Ernst & Young LLP

                                                 ERNST & YOUNG LLP

Tulsa, Oklahoma
June 19, 2002

                 Report of Independent Accountants


To the Participants and Plan Administrator
Tosco Corporation Store Savings Plan

In our opinion, the accompanying statement of net assets available for benefits presents fairly, in all material respects, the net assets available for benefits of the Tosco Corporation Store Savings Plan (the "Plan") at December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Plan's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.




/s/ PricewaterhouseCoopers LLP



Phoenix, Arizona
June 19, 2002

-----------------------------------------------------------------
Statement Of Net Assets                         Tosco Corporation
Available For Benefits                         Store Savings Plan


                                             Thousands of Dollars
                                             --------------------
                                                2001         2000
At December 31                               --------------------

Assets
Investments
  Merrill Lynch Retirement
    Preservation Trust                       $15,656       15,257
  Income Fund of America                       5,130        5,042
  Davis New York Venture Fund                  6,217        8,017
  American New Perspective Fund                3,157        3,461
  Phillips Petroleum Company
    common stock                               1,457            -
  Tosco Corporation common stock                   -          753
  Loans to Plan participants                   2,141        2,236
-----------------------------------------------------------------
                                              33,758       34,766
Cash                                              38           19
Contributions Receivable                           -          170
Interest and Dividends Receivable                 31           30
-----------------------------------------------------------------
Total Assets                                  33,827       34,985
-----------------------------------------------------------------

Net Assets Available for Benefits            $33,827       34,985
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net                     Tosco Corporation
Assets Available For Benefits                  Store Savings Plan


                                                        Thousands
                                                       of Dollars
Year Ended December 31, 2001                           ----------

Additions
Contributions
  Participants                                            $ 2,192
  Rollovers                                                    44
-----------------------------------------------------------------
                                                            2,236
-----------------------------------------------------------------

Investment Income
  Interest and dividend income                              1,504
  Interest on participant loans                               163
  Net depreciation in fair value
    of investments                                           (959)
-----------------------------------------------------------------
                                                              708
-----------------------------------------------------------------

Total                                                       2,944
-----------------------------------------------------------------

Deductions
Distributions to
  Participants or Their
  Beneficiaries                                             4,098
Administrative Expense                                          4
-----------------------------------------------------------------
Total                                                       4,102
-----------------------------------------------------------------

Net Change                                                 (1,158)

Net Assets Available for Benefits
Beginning of Year                                          34,985
-----------------------------------------------------------------

End of Year                                               $33,827
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Notes To Financial Statements                   Tosco Corporation
                                               Store Savings Plan

Note 1--Plan Description

The following description of the Tosco Corporation Store Savings
Plan (the Plan) provides only general information. Participants should refer to the Plan Documents for a more complete description of the Plan's provisions.

General
The Plan was established in 1985 as the Circle K Kash Plus Plan and has been amended and restated at various times since its formation. Effective January 1, 1998, the Plan was amended to change its name to the Tosco Corporation Store Savings Plan. The Plan is a defined contribution, 401(k) profit sharing plan, covering substantially all of the full-time store employees of Tosco Marketing Company, a division of Tosco Corporation (Sponsor), who have reached the age of 18 and completed one continuous year of employment with the Sponsor. On September 14, 2001, Tosco Corporation (Tosco) was merged with a subsidiary of Phillips Petroleum Company (Phillips), as a result of which Tosco became a wholly owned subsidiary of Phillips. The outstanding common stock of Tosco was converted into 0.8 shares of Phillips common stock. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code, as amended by the Tax Reform Act of 1986 and subsequent legislation.

The Sponsor has a trust agreement with the Merrill Lynch Trust Company (Merrill Lynch). Merrill Lynch is also maintaining the individual participant account records and serving as custodian for the Plan's investments. The Plan is administered by the Store Savings Plan Committee, the members of which are appointed by the Board of Directors of Phillips. The Plan Benefits Administrator is appointed by the Tosco Board of Directors and the Plan Financial Administrator is the person who occupies the position of Treasurer of Phillips. Members of the Committee and the Plan Administrators serve without compensation, but are reimbursed by the Sponsor for necessary expenditures incurred in the discharge of their duties.

Contributions
Participants may contribute between 1 and 12 percent of their eligible compensation (up to $170,000 in 2001) to the Plan. Effective January 1, 1998, the Plan was amended so that no future Sponsor matching contributions would be made. Earnings on investments held by the Plan in the name of a participant are automatically invested in the respective fund from which the earnings were derived.

Participant Accounts
Each participant's account is credited with the participant's contribution and Plan earnings, and charged with an allocation of investment expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting
Participants are fully vested in their entire account balance.

Loans to Participants
The Plan, with certain limitations, may make loans to participants with an interest rate approximately equal to the prime interest rate on the origination date. A loan from the Plan will be made for up to 50 percent of the participant's account balance and all interest payments made under the terms of the loan will be credited to the participant's account and not considered general earnings of the Plan. Participants' loans are repaid through payroll deductions. Participant loans are collateralized by the participants' vested account balances. The maturity on these loans cannot exceed five years.

Distributions
Benefits under the Plan are payable upon reaching normal retirement, early retirement, termination, or in the event of death or disability. All distributions from the Plan are made in one lump sum. Any whole shares of stock in a participant's stock fund account may be distributed in the form of shares of stock at the participant's discretion. All other amounts, including fractional shares of stock, will be distributed to the participant in cash.

Administration Fees
All Plan investment management fees are paid from the investment earnings of the individual investment funds. All other administration fees are paid by the Plan or the Sponsor. Fees paid by the Sponsor are not reflected in the Plan's financial statements.


Note 2--Significant Accounting Policies

Basis of Presentation
The Plan's financial statements are presented on the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and schedules. Actual results could differ from those estimates and assumptions.

Reclassification
Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation.


Note 3--Investments

Participants may designate, in 5 percent increments, the portion of his or her contribution to be placed in various funds. Loan repayments are allocated to these funds based on the participant's current contribution designation.

Valuation

The Plan's investments are stated at fair value. Common stock and mutual fund securities are valued at their quoted market prices. The Merrill Lynch Retirement Preservation Trust is a collective investment of assets. The assets in this fund include investment contracts, money market instruments, and U.S. government agency obligations. Investment contracts are valued at contract value. Money market instruments and U.S. government agency obligations are valued at amortized cost. Participant loans are valued at cost, which approximates fair value. Purchases and sales of investments are recorded on a trade date basis.

Appreciation (Depreciation)

During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

                                                        Thousands
                                                       of Dollars
                                                       ----------

Income Fund of America                                      $ (64)
Davis New York Venture Fund                                  (911)
American New Perspective Fund                                (337)
Phillips Petroleum Company common stock                        38
Tosco Corporation common stock                                315
-----------------------------------------------------------------
                                                            $(959)
=================================================================

Note 4--Tax Status

The Internal Revenue Service (IRS) determined on April 15, 1996, that the Plan, as amended through December 28, 1994, is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


Note 5--Plan Termination

Although it has not expressed any intent to do so, the Sponsor has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, the Plan's assets would be distributed to the participants, as soon as possible and legally permitted, on the basis of their account balances existing on the date of termination as adjusted for investment gains and losses.


Note 6--Party-In-Interest Transactions

Certain investments of the Plan are in shares of mutual funds managed by Merrill Lynch. As Merrill Lynch is the Plan's trustee, these transactions qualify as party-in-interest transactions. In addition, certain Plan investments are in Phillips' common stock or were in Tosco Corporation common stock prior to September 14, 2001. These transactions also qualify as party-in-interest transactions.

During 2001, administrative expenses related to the Plan totaling
$86,282 were paid by the Sponsor from available forfeitures.

Note 7--Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits as of December 31, 2001 and 2000, as reflected in these financial statements, to the amounts reflected in the Plan's
Form 5500:



                                             Thousands of Dollars
                                             --------------------
                                                2001         2000
                                             --------------------
Net assets available for benefits as
  reported in the financial statements       $33,827       34,985
Amounts allocated to withdrawing
  participants at December 31                    (13)        (270)
-----------------------------------------------------------------
Net assets available for benefits
  as reported in the Form 5500               $33,814       34,715
=================================================================


The following is a reconciliation of distributions to participants for the year ended December 31, 2001, as reflected in these financial statements, to the amount reflected in the Plan's Form 5500:

                                                     Thousands of
                                                          Dollars
                                                     ------------
Distributions to participants as reported
  in the financial statements                              $4,098
Amount allocated to withdrawing participants
  at December 31, 2001                                         13
Amount allocated to withdrawing
  participants at December 31, 2000                          (270)
-----------------------------------------------------------------
Distributions to participants as reported
  in the Form 5500                                         $3,841
=================================================================


Note 8--Subsequent Events

Effective January 1, 2002, the Plan was amended to increase the maximum participant contribution percentage from 12 percent to 20 percent.

On March 12, 2002, stockholders of Phillips and Conoco Inc. approved a merger of the two companies to form ConocoPhillips. The merger is conditioned upon, among other things, customary regulatory clearances and is expected to close in the second half of 2002. Under the terms of the merger agreement, each outstanding Phillips share, including all those held by the Plan, will automatically be converted into a share of the new ConocoPhillips common stock.


-----------------------------------------------------------------------------
Schedule of Assets (Held at End of Year)                    Tosco Corporation
Schedule H, Line 4i                                        Store Savings Plan


At December 31, 2001



(a)(b) Identity of   (c) Description of investment    Thousands of Dollars
issue, borrower,     including maturity date,      --------------------------
lessor, or similar   rate of interest, collateral, (d) Historical (e) Current
party                par or maturity value                   Cost       Value
-------------------- ----------------------------- -------------- -----------
Phillips Petroleum   Common Stock, $1.25 par
  Company*             value, 24,181 shares                    **     $ 1,457
-----------------------------------------------------------------------------

Merrill Lynch*       Retirement Preservation Trust             **      15,656
                       15,655,632 shares

American Funds       Income Fund of America                    **       5,130
                       324,274 shares

Davis Funds          Davis New York Venture Fund               **       6,217
                       244,468 shares

American Funds       New Perspective Fund                      **       3,157
                       145,556 shares

Tosco Corporation    Loans to Plan participants
  Store Savings        at 6 percent to
  Plan*                10.08 percent                           **       2,141
-----------------------------------------------------------------------------
                                                                      $33,758
=============================================================================
 *Party-in-interest
**Historical cost information is not required for participant-directed investments.


                                                        Exhibit 1




                  CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 on Forms S-4, Post-Effective Amendment No. 2, File No. 333-55932) pertaining to the Tosco Corporation Store Savings Plan and in the related Prospectus of our report dated June 19, 2002, with respect to the financial statements and schedule of the Tosco Corporation Store Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.


                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP

Tulsa, Oklahoma
June 19, 2002

                                                        Exhibit 2




                CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 to the Form S-4, Post-Effective Amendment No. 2 (Registration No. 333-55932) of the Tosco
Corporation Store Savings Plan and in the related Prospectus of our report dated June 19, 2002, relating to the financial statement of the Tosco Corporation Store Savings Plan at
December 31, 2000, which appears in this Form 11-K.



/s/ PricewaterhouseCoopers LLP



Phoenix, Arizona
June 19, 2002







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